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                                                                     EXHIBIT 3.1


                                  COMPOSITE OF

                            ARTICLES OF INCORPORATION

                                       OF

                           AMERICAN VANTAGE COMPANIES

                                   AS AMENDED

             ------------------------------------------------------

Pursuant to Title 7, Chapter 78 of the Nevada Revised Statutes:

1. NAME: The name of the corporation is:

                           American Vantage Companies

2. OFFICE: The principal office of the corporation in the State of Nevada is to be located at 300 South Fourth Street, Suite 700, Las Vegas, Clark County, Nevada. The corporation may also maintain an office or offices at such other places within or outside of the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of Directors and Stockholders held outside the State of Nevada the same as in the State of Nevada.

3. PURPOSE: The corporation may engage in any lawful business or activity.

4. CAPITAL STOCK: The total number of shares of stock which the Corporation shall have authority to issue is twenty million (20,000,000), of which ten million (10,000,000) are to be Common Stock having a par value of $.01 per share, and ten million (10,000,000) are to be Preferred Stock having a par value of $.01 per share.

      The Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations, preferences, limitations, and relative rights, as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment date for the particular series and the date, if any, from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices, if any, and the terms and conditions of redemption for the particular series; sinking fund provisions, if any, for the particular series; the voting rights, if any, for the particular series; the rights, if any, of holders of the shares of the particular series to convert or exchange the same into shares of any other series or class or other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights; the preference for the particular series in the event of voluntary or involuntary liquidation,
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dissolution or winding-up of the Corporation, and to classify or reclassify any unissued Preferred Stock by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

      All the Preferred Stock of any one series shall be identical with each other in all respects, except that the shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as to the particulars fixed by the Board as hereinabove provided or as provided in the description of the series, all Preferred Stock shall otherwise be of equal rank, regardless of series, and shall be identical in all respects.

      Reverse Stock Split: Effective as of 9:00 a.m. East Coast Time, on December 1, 1999, all outstanding shares of Common Stock, $.01 par value, held by each holder of record on November 30, 1999 shall be automatically combined at the rate of one-for-three without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued. Each holder of record will receive one additional share for any fractional shares.

      The number of authorized shares of Common Stock and par value of the Corporation before and after the reverse stock split are as follows:

                       BEFORE                                                AFTER
                       ------                                                -----
    Class               Par           Authorized          Class               Par           Authorized
    -----               ---           ----------          -----               ---           ----------
Common Stock      $.01 par value      30,000,000      Common Stock      $.01 par value      10,000,000

5. DIRECTORS: The members of the governing Board of the corporation shall be styled Directors, and the number thereof shall not be less than THREE, except that in the event all of the shares of the corporation are owned beneficially and of record be either ONE or TWO stockholders, the number of Directors may be less than THREE, but not less than the number of Stockholders. The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of the corporation. Directors need not be shareholders, but shall be of full age and at least one shall be a citizen of the United States. The names and post office addresses of the first Board of Directors, which shall consist of THREE (3) persons, and who shall hold office until their successor or successors are duly elected and qualified, are as follows:

NAME                       POST OFFICE ADDRESS
----                       -------------------
Ronald J. Tassinari        10 Commercial Wharf South
                           Boston, Massachusetts 02110

John J. Mahoney            West Bare Hill Road
                           Harvard, Massachusetts 81451

James F. Laura             9 Mercury Lane
                           Pelham, New Hampshire 03076

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6. NON-ASSESSABLE: The capital stock of the corporation, after the amount of the subscription price, or par value has been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

7. INCORPORATORS: The name and post office address of each of the Incorporators, which are THREE in number, signing these Articles of Incorporation, are as follows:

NAME                       POST OFFICE ADDRESS
----                       -------------------
Sharon Hamilton            300 South Fourth Street, Suite 700
                           Las Vegas, Nevada 89101

Dorothy Lappin             300 South Fourth Street, Suite 700
                           Las Vegas, Nevada 89101

Laura R. Webb              300 South Fourth Street, Suite 700
                           Las Vegas, Nevada 89101

8. TERM: The corporation shall have perpetual existence.